Exhibit 99.1

EA Mobile Leadership Update
From Andrew Wilson

Today we are announcing that Frank Gibeau has chosen to transition on from Electronic Arts. Throughout a more than 20-year career, Frank’s made many significant contributions to the company, our people and our games. Most recently, he’s worked to strengthen EA Mobile by building a great team. We’d like to thank Frank for his achievements at EA, and we wish him all the best in his next chapter.

Mobile games continue to be a core focus for EA, and thanks to our incredibly talented mobile teams, our position has never been stronger. With a foundation of key titles, core strength in live services that provide years of entertainment, and new games that are bringing in more players, engagement across the EA Mobile portfolio continues to grow. Our studio teams have new experiences in development for some of EA’s biggest franchises, powerful new IP like The Minions and Star Wars, and more creative concepts at early stages in the testing process. As the mobile gaming audience continues its rapid expansion, EA has a tremendous opportunity to deliver amazing entertainment to more players around the world.

We have strong leadership across EA Mobile today, and the team will report to me directly as we work through our long-term organizational plans. I look forward to working closely with our teams throughout EA Mobile and continuing our momentum.

Thank you to everyone in our EA Mobile teams and studios for your passion and commitment to delivering amazing experiences to our players.